Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:                                                Walter Ida

(808) 946-1400

Territorial Bancorp Inc. Announces Third Quarter 2014 Results

•                  Net interest income for the three months ended September 30, 2014 was $13.4 million, compared to $12.6 million for the three months ended September 30, 2013, an increase of 6.9%.

•                  Loans receivable and loans held for sale grew by $69.3 million or 8.0% as compared to December 31, 2013.

•                  Deposits grew by $38.5 million or 3.0% as compared to December 31, 2013.

•                  Net interest margin increased to 3.37% for the three months ended September 30, 2014 compared to 3.31% for the three months ended September 30, 2013.

•                  Board of Directors approved an increase in its quarterly cash dividend from $0.15 to $0.16 per share. This is Territorial Bancorp Inc.’s 19th consecutive quarterly dividend.

Honolulu, Hawaii, October 30, 2014 - Territorial Bancorp Inc. (NASDAQ:  TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $3.5 million or $0.38 per basic and $0.37 per diluted share for the three months ended September 30, 2014, compared to $3.8 million or $0.40 per basic and $0.39 per diluted share for the three months ended September 30, 2013.  The decline in net income for the third quarter of 2014 was primarily due to decreases in gains on sales of investment securities and gains on sale of loans, and an increase in noninterest expense. These were partially offset by an increase in interest income on loans and investment securities.

The Company also announced that its Board of Directors approved an increase in its quarterly cash dividend from $0.15 to $0.16 per share.  The dividend is expected to be paid on November 26, 2014 to stockholders of record as of November 13, 2014.

Allan Kitagawa, Chairman and Chief Executive Officer, said, “During the quarter, loans and deposits continued to grow.  Our net interest margin has improved while credit quality remains strong. Our balance sheet and capital ratios remain solid.”

Interest Income

Net interest income increased to $13.4 million for the three months ended September 30, 2014 from $12.6 million for the three months ended September 30, 2013. Total interest and dividend income was $15.0 million for the three months ended September 30, 2014 compared to $14.1 million for the three months ended September 30, 2013. The $900,000 growth in interest and dividend income was primarily due to a $753,000 increase in interest earned on loans and a $120,000 increase in interest earned on investment securities.  The increase in interest income on loans and on investment securities is due to growth in the loan and investment securities portfolios.

Interest Expense and Provision for Loan Losses

Total interest expense increased to $1.6 million for the three months ended September 30, 2014 compared to $1.5 million for the three months ended September 30, 2013.  During the quarter, interest expense on deposits rose by $107,000 compared to the quarter ended September 30, 2013 due to an increase in deposits. During the quarter ended September 30, 2014, there was a $23,000 provision for loan losses compared to a $45,000 provision for the three months ended September 30, 2013.

Noninterest Income

Noninterest income was $1.4 million for the three months ended September 30, 2014 compared to $2.3 million for the three months ended September 30, 2013.  The reduction in noninterest income was primarily due to a $530,000 decrease in gains on sale of investment securities and a $247,000 decrease in gains on sale of loans.  The decrease in gains on sale of investment securities and on the gains on sale of loans is due to a reduction in the amount of securities and loans sold.

Noninterest Expense

Noninterest expense totaled $9.1 million for the three months ended September 30, 2014 as compared to $8.7 million for the three months ended September 30, 2013.  The rise in noninterest expense was primarily due to increases in expenses related to equipment, occupancy, salaries and employee benefits and other general and administrative expenses.

Assets and Equity

Total assets increased to $1.656 billion at September 30, 2014 from $1.617 billion at December 31, 2013.  Loans receivable grew to $925.5 million at September 30, 2014 from $856.5 million at December 31, 2013 as residential mortgage loan originations exceeded loan repayments and sales. The growth in loans receivable was funded primarily by a $38.5 million increase in deposits, a $10.6 million decrease in cash and cash equivalents and $24.4 million received from repayments and sales of mortgage-backed securities.  Deposits increased to $1.327 billion at September 30, 2014 from $1.289 billion at December 31, 2013.  Total stockholders’ equity increased to $217.1 million at September 30, 2014 from $212.1 million at December 31, 2013 primarily as a result of the Company’s current year’s earnings of $10.6 million, which was offset by $4.2 million of stockholder dividends and $4.4 million of share repurchases.

Asset Quality

Total delinquent loans 90 days or more past due and not accruing totaled $884,000 (4 loans) at September 30, 2014, compared to $1.6 million (5 loans) at December 31, 2013.  Non-performing assets totaled $5.0 million at September 30, 2014 compared to $6.0 million at December 31, 2013.  The ratio of non-performing assets to total assets declined to 0.30% at September 30, 2014 from 0.37% at December 31, 2013 and continues to remain one of the lowest in the country.  The allowance for loan losses at September 30, 2014 and December 31, 2013 was $1.5 million and represented 0.17% of total loans.

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank.  Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii.  Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 28 branch offices in the state of Hawaii.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

• statements of our goals, intentions and expectations;

• statements regarding our business plans, prospects, growth and operating strategies;

• statements regarding the asset quality of our loan and investment portfolios; and

• estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

• general economic conditions, either nationally, internationally or in our market areas, that are worse than expected;

• competition among depository and other financial institutions;

• inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

• adverse changes in the securities markets;

• changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

• our ability to enter new markets successfully and capitalize on growth opportunities;

• our ability to successfully integrate acquired entities, if any;

• changes in consumer spending, borrowing and savings habits;

• changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

• changes in our organization, compensation and benefit plans;

• changes in our financial condition or results of operations that reduce capital available to pay dividends; and

• changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	9/30/2014	9/30/2013	9/30/2014	9/30/2013
Interest and dividend income:
Investment securities	$4,895	$4,775	$15,055	$13,847
Loans	10,020	9,267	29,320	27,696
Other investments	75	49	153	213
Total interest and dividend income	14,990	14,091	44,528	41,756
Interest expense:
Deposits	1,138	1,031	3,332	3,225
Advances from the Federal Home Loan Bank	67	67	199	235
Securities sold under agreements to repurchase	346	422	1,032	1,370
Total interest expense	1,551	1,520	4,563	4,830
Net interest income	13,439	12,571	39,965	36,926
Provision for loan losses	23	45	188	47
Net interest income after provision for loan losses	13,416	12,526	39,777	36,879
Noninterest income:
Service fees on loan and deposit accounts	555	598	1,578	1,667
Income on bank-owned life insurance	265	295	797	774
Gain on sale of investment securities	392	922	1,047	2,834
Gain on sale of loans	118	365	283	1,390
Other	68	143	330	329
Total noninterest income	1,398	2,323	4,035	6,994
Noninterest expense:
Salaries and employee benefits	5,402	5,318	16,062	15,682
Occupancy	1,474	1,387	4,305	3,971
Equipment	956	853	2,775	2,576
Federal deposit insurance premiums	202	193	602	574
Other general and administrative expenses	1,045	969	2,946	3,228
Total noninterest expense	9,079	8,720	26,690	26,031
Income before income taxes	5,735	6,129	17,122	17,842
Income taxes	2,273	2,298	6,479	6,709
Net income	$3,462	$3,831	$10,643	$11,133

Basic earnings per share	$0.38	$0.40	$1.16	$1.13
Diluted earnings per share	$0.37	$0.39	$1.15	$1.12
Cash dividends declared per common share	$0.15	$0.13	$0.44	$0.38
Basic weighted-average shares outstanding	9,218,745	9,676,304	9,190,476	9,810,725
Diluted weighted-average shares outstanding	9,323,306	9,809,987	9,283,425	9,930,438

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except share data)

	9/30/2014	12/31/2013
Assets
Cash and cash equivalents	$64,723	$75,365
Investment securities held to maturity, at amortized cost (fair value of $592,470 and $598,007 at September 30, 2014 and December 31, 2013, respectively)	589,079	613,436
Federal Home Loan Bank stock, at cost	11,352	11,689
Federal Reserve Bank stock, at cost	2,904	—
Loans held for sale	2,602	2,210
Loans receivable, net	925,484	856,542
Accrued interest receivable	4,450	4,310
Premises and equipment, net	5,844	6,056
Bank-owned life insurance	41,039	40,243
Deferred income taxes receivable	6,468	5,075
Prepaid expenses and other assets	2,432	1,978
Total assets	$1,656,377	$1,616,904
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,327,254	$1,288,709
Advances from the Federal Home Loan Bank	15,000	15,000
Securities sold under agreements to repurchase	72,000	72,000
Accounts payable and accrued expenses	21,370	23,933
Current income taxes payable	1,366	1,414
Advance payments by borrowers for taxes and insurance	2,301	3,708
Total liabilities	1,439,291	1,404,764
Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 9,969,600 and 10,051,377 shares at September 30, 2014 and December 31, 2013, respectively	100	101
Additional paid-in capital	75,371	77,340
Unearned ESOP shares	(6,973)	(7,340)
Retained earnings	152,295	145,826
Accumulated other comprehensive loss	(3,707)	(3,787)
Total stockholders’ equity	217,086	212,140
Total liabilities and stockholders’ equity	$1,656,377	$1,616,904

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Selected Financial Data (Unaudited)

September 30, 2014

	Three Months Ended
	September 30,
	2014	2013
Performance Ratios (annualized):

Return on average assets	0.83%	0.97%
Return on average equity	6.38%	7.00%
Net interest margin on average interest earning assets	3.37%	3.31%

	At September	At December
	30, 2014	31, 2013
Selected Balance Sheet Data:

Book value per share (1)	$21.77	$21.11
Stockholders’ equity to total assets	13.11%	13.12%

Asset Quality
(Dollars in thousands):

Delinquent loans 90 days or more past due and not accruing (2)	$884	$1,577
Non-performing assets (2)	5,028	6,000
Allowance for loan losses	1,528	1,486
Non-performing assets to total assets	0.30%	0.37%
Allowance for loan losses to total loans	0.17%	0.17%
Allowance for loan losses to non-performing assets	30.39%	24.77%

Note:

(1) Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding

(2) Amounts are net of charge-offs